Exhibit 99.3
Summary Historical Financial Data

Prior to the Merger, Morgan Group had nominal assets and no liabilities and did not conduct operations other than to pursue business combination opportunities.  Therefore, we believe that a presentation of the historical results of Morgan Group would not be meaningful.  Accordingly, the following table sets forth summary historical financial data of G.research as of and for each of the nine months ended September 30, 2019 and September 30, 2018 and the fiscal years ended December 31, 2018 and December 31, 2017.

The historical financial statements of G.research do not reflect changes that we expect to experience in the future as a result of the Merger and the Private Placement. Consequently, the financial information included here may not necessarily reflect our financial position, results of operations and cash flows in the future or what G.research’s financial position, results of operations and cash flows would have been had G.research been wholly owned by us during the periods presented.

The summary historical financial data presented below should be read in conjunction with G.research’s audited and interim unaudited historical financial statements and accompanying notes, “—Summary Unaudited Pro Forma Condensed Consolidated Financial Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Exhibit 99.1 to the Form 8-K.

	Nine Months Ended September 30,		Year Ended December 31,
	2019	2018	2018	2017
Income Statement Data (in thousands)
Revenues	$6,531	$(6,634)	$(12,085)	$15,679
Total expenses	9,268	11,383	14,255	18,130
Loss before income tax benefit	(2,737)	(18,017)	(26,340)	(2,451)
Income tax benefit	(596)	(4,403)	(6,103)	(786)
Net loss attributable to G.research, LLC’s member	$(2,141)	$(13,614)	$(20,237)	$(1,665)

Balance Sheet Data (in thousands)	September 30,	December 31,
	2019	2018	2017
Total assets	$6,224	$12,247	$117,567
Other liabilities	1,484	2,066	1,542
Total liabilities	1,484	2,066	1,542
Total member’s capital	$4,740	$10,181	$116,025